Elevance Health Board Welcomes Amy Schulman as New Director, Reflecting Ongoing Commitment to Governance Excellence

INDIANAPOLIS – December 10, 2025 – The board of directors of Elevance Health (NYSE: ELV) today announced the appointment of Amy Schulman, a recognized healthcare executive, investor, and governance leader, as an independent director, effective January 12, 2026. Schulman will serve on the Audit and Finance Committees, contributing deep expertise in healthcare innovation, regulatory strategy, and value creation across complex, global enterprises.
This appointment reflects Elevance Health’s ongoing board refreshment strategy to ensure diverse, independent, and future-focused leadership that aligns with the company’s long-term strategy and stakeholders’ priorities.
“Amy’s record of driving innovation, disciplined investment, and strong governance across the healthcare ecosystem will further strengthen our board’s ability to deliver long-term value for shareholders and meaningful outcomes for consumers,” said Ramey Peru, Chair of the Elevance Health Board of Directors. “Her insight into the intersection of science, technology, and patient care makes her an exceptional addition as we continue to advance and expand our services.”
Schulman currently serves as Managing Partner at Polaris Partners, a leading venture capital firm managing more than $4 billion across healthcare and technology investments. She also serves as Chair of the Board of Alnylam Pharmaceuticals, Inc., a biopharmaceutical company pioneering RNA-based therapeutics, and as a Senior Lecturer at Harvard Business School, where she teaches leadership and corporate governance. Previously, Schulman held senior executive roles at Pfizer Inc., including Executive Vice President and General Counsel and President of Pfizer Nutrition, overseeing major business transformations and strategic acquisitions.
“Amy’s appointment underscores our commitment to a strong, independent board with diverse perspectives and the right balance of experience and innovation,” added Peru. “As Elevance Health continues to execute its strategy, the board’s refreshment process remains central to our mission of improving health outcomes while delivering sustainable, long-term value.”

About Elevance Health, Inc.
Elevance Health is a lifetime, trusted health partner whose purpose is to improve the health of humanity. The company supports consumers, families, and communities across the entire healthcare journey – connecting them to the care, support, and resources they need to lead better lives. Elevance Health’s companies serve 109 million consumers through a diverse portfolio of industry-leading medical, pharmacy, behavioral, clinical, home health, and complex care solutions. For more information, please visit www.elevancehealth.com or follow @ElevanceHealth on X and Elevance Health on LinkedIn.
Investor Relations:
Nathan Rich
Investor.Relations@elevancehealth.com
Media Relations:
Leslie Porras
Leslie.Porras@elevancehealth.com